                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                              (Amendment No.   )*


                        Il Fornaio (America) Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  451926-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------           ------------------------------------
CUSIP NO. 451926-10-9                13G      Page 2 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NUNBER OF ABOVE PERSON
                      Laurence B. Mindel
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States of America
---------------------------------------------------------------------------
                           5       SOLE VOTING POWER

     NUMBER                             698,070(1)
       OF                  ------------------------------------------------
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            15,532(2)
      EACH                 ------------------------------------------------
    REPORTING              7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                              698,070(1)
                           ------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                        15,532(2)
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             713,602
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
(1) Includes 54,478 shares issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 1997.
(2) Includes 5,750 shares held by Laurence B. Mindel, Trustee of the Trust created for the Benefit of Laurence B. Mindel and his Family, 7,195 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust and 2,587 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 451926-10-9                13G      Page 3 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                      Laurence B. Mindel, Trustee of the Trust created for the benefit of Laurence B. Mindel and his Family
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      Ohio
---------------------------------------------------------------------------
                           5       SOLE VOTING POWER

     NUMBER                             0
       OF                  ------------------------------------------------
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            5,750
      EACH                 ------------------------------------------------
    REPORTING              7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                              0
                           ------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                        5,750
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,750
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .09%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 451926-10-9                13G      Page 4 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                      Laurence B. Mindel, Trustee of The Mindel Family Trust
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
---------------------------------------------------------------------------
                           5       SOLE VOTING POWER

     NUMBER                             0
       OF                  ------------------------------------------------
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            7,195
      EACH                 ------------------------------------------------
    REPORTING              7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                              0
                           ------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                        7,195
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,195
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .12%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 451926-10-9                13G      Page 5 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                      Laurence B. Mindel, Trustee of The Mindel Living Trust
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
---------------------------------------------------------------------------
                           5       SOLE VOTING POWER

     NUMBER                             0
       OF                  ------------------------------------------------
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            2,587
      EACH                 ------------------------------------------------
    REPORTING              7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                              0
                           ------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                        2,587
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,587
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .04%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 451926-10-9                13G      Page 6 of 9 Pages
---------------------------------           ------------------------------------





ITEM 1.
        (a)  Name of Issuer:  Il Fournaio (America) Corporation
        (b)  Address of Issuer's Principal Executive Offices:
                 770 Tamalpais Drive, #400
                 Corte Madera
                 CA 94925

ITEM 2.
        (a)  Name of Person Filing:

                 Laurence B. Mindel
                 Laurence B. Mindel, Trustee of the Trust created for the Benefit of Laurence B. Mindel and his Family ("Benefit Trust") Laurence B. Mindel, Trustee of The Mindel Family Trust ("Family Trust")
                 Laurence B. Mindel, Trustee of The Mindel Living Trust ("Living Trust")

        (b)  Address of Principal Business Office or, if none, Residence:
                 86 San Carlos Avenue, Sausalito, CA 94965

        (c)  Citizenship:

                 Laurence B. Mindel - U.S.A.
                 Benefit Trust -      Ohio
                 Family Trust -       California
                 Living Trust -       California

        (d)  Title of Class of Securities:  Common

        (e)  CUSIP Number:  451926-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2b, CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
        (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
        (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
        (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

        Not Applicable

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CUSIP NO. 451926-10-9                13G      Page 7 of 9 Pages
---------------------------------           ------------------------------------


ITEM 4.  OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identity those shares which there is a right to acquire.

         (a)  Amount Beneficially Owned:

              Laurence B. Mindel:  713,602*
              Benefit Trust:         5,750
              Family Trust:          7,195
              Living Trust:          2,587

         (b)  Percent of Class:

              Laurence B. Mindel:    12.2%
              Benefit Trust:          .09%
              Family Trust:           .12%
              Living Trust:           .04%

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or to direct to vote:

                     Laurence B. Mindel:  698,070*
                     Benefit Trust:             0
                     Family Trust:              0
                     Living Trust:              0

              (ii)   shared power to vote or to direct to vote:

                     Laurence B. Mindel:   15,532
                     Benefit Trust:         5,750
                     Family Trust:          7,195
                     Living Trust:          2,587

              (iii)  sole power to dispose or to direct the disposition of:

                     Laurence B. Mindel:  698,070**
                     Benefit Trust:             0
                     Family Trust:              0
                     Living Trust:              0

 * Includes 54,478 shares issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 1997.

** Includes 5,750 shares held by Laurence B. Mindel, Trustee of the Trust created for the benefit of Laurence B. Mindel and his family, 7,195 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust and 2,587 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust.

---------------------------------           ------------------------------------
CUSIP NO. 451926-10-9                13G      Page 8 of 9 Pages
---------------------------------           ------------------------------------


              (iv)   shared power to dispose or to direct the disposition of:

                     Laurence B. Mindel:   15,532
                     Benefit Trust:         5,750
                     Family Trust:          7,195
                     Living Trust:          2,587

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.


ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.








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CUSIP NO. 451926-10-9                13G      Page 9 of 9 Pages
---------------------------------           ------------------------------------



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 11, 1998
                                        ------------------------------------
                                        Date


                                        /s/ Laurence B. Mindel
                                        ------------------------------------
                                        Laurence B. Mindel



                                        THE TRUST CREATED FOR THE BENEFIT OF
                                        LAURENCE B. MINDEL AND HIS FAMILY


                                        /s/ Laurence B. Mindel
                                        ------------------------------------
                                        Laurence B. Mindel, Trustee



                                        THE MINDEL FAMILY TRUST


                                        /s/ Laurence B. Mindel
                                        ------------------------------------
                                        Laurence B. Mindel, Trustee



                                        THE MINDEL LIVING TRUST


                                        /s/ Laurence B. Mindel
                                        ------------------------------------
                                        Laurence B. Mindel, Trustee